Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

among

BALTIC TRADING LIMITED,
as Borrower

VARIOUS LENDERS,

and

NORDEA BANK FINLAND PLC,
acting through its New York branch,
as Administrative Agent and Security Trustee

__________________________________

Dated as of November 30, 2010
__________________________________

Page

SECTION 1.	AMOUNT AND TERMS OF THE FACILITY	2

1.01	The Commitments	2
1.02	Amount of Each Borrowing; Limitation on Number of Borrowings	2
1.03	Notice of Borrowing	2
1.04	Disbursement of Funds	3
1.05	Notes	3
1.06	Pro Rata Borrowings	4
1.07	Interest	4
1.08	Interest Periods	5
1.09	Increased Costs, Illegality, etc	6
1.10	Compensation	9
1.11	Change of Lending Office	9
1.12	Replacement of Lenders	9

SECTION 2.	COMMITMENT COMMISSION; FEES; TERMINATIONS AND REDUCTIONS OF COMMITMENT	10

2.01	Commitment Commission; Fees	10
2.02	Voluntary Termination or Reduction of Unutilized Commitments	10
2.03	Commitment Reduction	11

SECTION 3.	REPAYMENTS; PREPAYMENTS; TAXES	11

3.01	Voluntary Prepayments	11
3.02	Mandatory Repayments	12
3.03	Method and Place of Payment	13
3.04	Net Payments; Taxes	13

SECTION 4.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE	14

4.01	Corporate Documents; Proceedings; etc	14
4.02	Solvency/Minimum Consolidated Net Worth Certificate	15
4.03	Management Agreement	15
4.04	Approvals	15
4.05	Litigation	15
4.06	Material Adverse Effect	15
4.07	Fees	16
4.08	No Conflicts	16
4.09	No Default or Event of Default	16
4.10	Know Your Customer	16
4.11	Opinions of Counsel	16
4.12	Subsidiaries Guaranty	17
4.13	Pledge and Security Agreement	17
4.14	Assignments of Earnings, Insurances and Charter	17
4.15	Control Agreement	18
4.16	Mortgages	18
4.17	Vessel Documents	18
4.18	Environmental Laws	19

(Cont'd)

Page

SECTION 5.	CONDITION PRECEDENT TO THE AVAILABILITY OF ADDITIONAL VESSEL DEPOSIT LOANS	19

SECTION 6.	FURTHER CONDITIONS PRECEDENT	19

6.01	Further Conditions Precedent	19

SECTION 7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	20

7.01	Corporate/Limited Liability Company/Limited Partnership Status	20
7.02	Corporate Power and Authority	20
7.03	No Violation	20
7.04	Governmental Approvals	21
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities	21
7.06	Litigation	22
7.07	True and Complete Disclosure	22
7.08	Use of Proceeds; Margin Regulations	22
7.09	Tax Returns and Payments	23
7.10	Compliance with ERISA	23
7.11	The Security Documents	24
7.12	Representations and Warranties in Documents	24
7.13	Subsidiaries	24
7.14	Compliance with Statutes, etc	25
7.15	Investment Company Act	25
7.16	Pollution and Other Regulations	25
7.17	Labor Relations	25
7.18	Patents, Licenses, Franchises and Formulas	26
7.19	Indebtedness	26
7.20	Insurance	26
7.21	Concerning the Vessels	26
7.22	Citizenship	26
7.23	Vessel Classification	26
7.24	No Immunity	26
7.25	Fees and Enforcement	27
7.26	Form of Documentation	27
7.27	No Material Adverse Change	27

SECTION 8.	AFFIRMATIVE COVENANTS	27

8.01	Information Covenants	27
8.02	Books, Records and Inspections	30
8.03	Maintenance of Property; Insurance; Mortgagee Interest Insurance	31
8.04	Corporate Franchises	31
8.05	Compliance with Statutes, etc	31
8.06	Compliance with Environmental Laws	31
8.07	ERISA	32
8.08	End of Fiscal Years; Fiscal Quarters	33

(ii)

(Cont'd)

Page

8.09	Performance of Obligations	34
8.10	Payment of Taxes	34
8.11	Further Assurances	34
8.12	Deposit of Earnings	35
8.13	Ownership of Subsidiaries	35
8.14	Flag of the Vessels; Vessel Classifications	35
8.15	Consent to Assignment of Charters	35
8.16	Management Agreement	36
8.17	Exchange Listing	36
8.18	Additional Vessel Covenants	36

SECTION 9.	NEGATIVE COVENANTS	39

9.01	Liens	39
9.02	Consolidation, Merger, Sale of Assets, etc	41
9.03	Dividends	43
9.04	Indebtedness	44
9.05	Advances, Investments and Loans	44
9.06	Transactions with Affiliates	45
9.07	Collateral Maintenance	46
9.08	Minimum Cash Balance	46
9.09	Minimum Consolidated Net Worth	46
9.10	Limitation on Modifications of Certificate of Incorporation and By-Laws; etc	47
9.11	Limitation on Certain Restrictions on Subsidiaries	47
9.12	Limitation on Issuance of Capital Stock	47
9.13	Business	48
9.14	Manager	48
9.15	Bank Accounts	48

SECTION 10.	EVENTS OF DEFAULT	48

10.01	Payments	49
10.02	Representations, etc	49
10.03	Covenants	49
10.04	Default Under Other Agreements	49
10.05	Bankruptcy, etc	49
10.06	ERISA	50
10.07	Security Documents	50
10.08	Guaranty	51
10.09	Judgments	51
10.10	Change of Control	51

SECTION 11.	DEFINITIONS AND ACCOUNTING TERMS	51

11.01	Defined Terms	51

(iii)

(Cont'd)

Page

SECTION 12.	AGENCY AND SECURITY TRUSTEE PROVISIONS	52

12.01	Appointment	52
12.02	Nature of Duties	52
12.03	Lack of Reliance on the Agents	53
12.04	Certain Rights of the Agents	53
12.05	Reliance	53
12.06	Indemnification	53
12.07	The Administrative Agent in its Individual Capacity	54
12.08	Holders	54
12.09	Resignation by the Administrative Agent	54

SECTION 13.	MISCELLANEOUS	55

13.01	Payment of Expenses, etc	55
13.02	Right of Setoff	56
13.03	Notices	56
13.04	Benefit of Agreement	56
13.05	No Waiver; Remedies Cumulative	58
13.06	Payments Pro Rata	58
13.07	Calculations; Computations	59
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	59
13.09	Counterparts	60
13.10	Effectiveness	60
13.11	Headings Descriptive	61
13.12	Amendment or Waiver; etc	61
13.13	Survival	62
13.14	Domicile of Loans	62
13.15	Limitation on Additional Amounts, etc	62
13.16	Confidentiality	63
13.17	Register	63
13.18	Judgment Currency	64
13.19	Language	64
13.20	Waiver of Immunity	64
13.21	USA PATRIOT Act Notice	65

(iv)

APPENDIX A		Definitions

SCHEDULE I	-	The Lenders and the Commitments
SCHEDULE III	-	Subsidiary Guarantors and Initial Vessels
SCHEDULE IV	-	Indebtedness
SCHEDULE V	-	Insurance
SCHEDULE VI	-	ERISA
SCHEDULE VII	-	Subsidiaries
SCHEDULE VIII	-	Approved Classification Societies

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B	-	Form of Note
EXHIBIT C-1	-	Form of Opinion of Kramer Levin Naftalis & Frankel LLP, New York counsel to the Borrower and its Subsidiaries
EXHIBIT C-2	-	Form of Opinion of Reeder & Simpson, special Marshall Islands counsel to the Borrower and its Subsidiaries
EXHIBIT C-3	-	Form of Opinion of Constantine P. Georgiopoulos, New York maritime counsel to Borrower and its Subsidiaries
EXHIBIT D	-	Form of Officer’s Certificate
EXHIBIT E	-	Form of Guaranty
EXHIBIT F	-	Form of Pledge Agreement
EXHIBIT G	-	Form of Solvency/Minimum Consolidated Net Worth Certificate
EXHIBIT H-1	-	Form of Assignment of Earnings
EXHIBIT H-2	-	Form of Assignment of Insurances
EXHIBIT I	-	Form of Compliance Certificate
EXHIBIT J	-	Form of Subordination Provisions
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L-1	-	Form of Marshall Islands Vessel Mortgage
EXHIBIT L-2	-	Form of Liberian Vessel Mortgage

THIS Amended and Restated Credit Agreement (this “Agreement”), is made as of November 30, 2010, by and among (1) BALTIC TRADING LIMITED, a corporation organized and existing under the laws of the Republic of Marshall Islands (the “Borrower”), (2) the banks and financial institutions listed in Schedule I of this Agreement, as lenders (the “Lenders”) and (3) NORDEA BANK FINLAND PLC, acting through its New York branch (“Nordea”), as Administrative Agent (in such capacity, the “Administrative Agent”) and as security trustee under the Security Documents (in such capacity, the “Security Trustee”).  All capitalized terms used herein and defined in Appendix A are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower previously entered into a credit facility agreement dated as of April 16, 2010 (the “Original Credit Agreement”) providing for a revolving credit facility (the “Original Facility”) not to exceed a principal amount of One Hundred Million Dollars ($100,000,000) (the “Original Facility Amount”);

WHEREAS, the parties to the Original Credit Agreement desire to amend and restate the Original Credit Agreement in its entirety as set forth herein to, inter alia, (i) increase the Original Facility Amount to One Hundred Fifty Million Dollars ($150,000,000), (ii) add Skandinaviska Enskilda Banken AB (publ) as a Lender, (iii) decrease the Applicable Margin from 3.25% per annum to 3.00% per annum, and (iv) change the Maturity Date from April 16, 2014 to the sixth anniversary of the Effective Date;

WHEREAS, the Borrower acknowledges and agrees that (i) this Agreement represents, among other things, an amendment, restatement, renewal, extension, consolidation and modification of the Original Facility made under the Original Credit Agreement and certain of the documents that were executed as security for the Original Facility and the Borrower’s obligations in connection therewith (the “Original Security Documents”); (ii) the parties hereto intend that this Agreement and the Security Documents (as such term is hereinafter defined) shall secure, without interruption or impairment of any kind, all existing indebtedness of the Borrower under the Original Credit Agreement and the Original Security Documents as so amended, restated, restructured, renewed, extended, consolidated and modified hereunder and by the Security Documents executed and delivered in connection herewith; (iii) all liens evidenced by the Original Credit Agreement and the Original Security Documents, to the extent amended, restated, restructured, renewed, extended, consolidated and modified hereunder, are hereby ratified, confirmed and continued; and (iv) this Agreement and the Security Documents are intended to restructure, restate, renew, extend, consolidate, amend and modify the Original Credit Agreement and the Original Security Documents; and

WHEREAS, the parties hereto intend that (i) the provisions of the Original Credit Agreement and the Original Security Documents, to the extent restructured, restated, renewed, extended, consolidated, amended and modified hereby, are hereby superseded and replaced by the provisions hereof and the Security Documents; however this transaction does not constitute a novation of the Original Credit Agreement or the Original Security Documents; and (ii) the Note (as hereinafter defined) amends, renews, extends, modifies, replaces, is substituted for and supersedes in its entirety, but does not extinguish the existing indebtedness arising under, the amended and restated promissory note issued pursuant to the Original Credit Agreement;

NOW, THEREFORE, IT IS AGREED, the Original Credit Agreement is hereby restated as follows:

SECTION 1. Amount and Terms of the Facility.

1.01 The Commitments.  Subject to and upon the terms and conditions set forth herein, including Section 5 hereof, each Lender severally agrees to make, at any time on or after the Effective Date and prior to the Availability Termination Date, revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall bear interest in accordance with Section 1.07, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof (subject to Section 2.03 hereof), (iv) shall not exceed for any Lender at any time the Commitment of such Lender at such time and (v) shall not exceed for all Lenders at any time the Total Commitment at such time.

1.02 Amount of Each Borrowing; Limitation on Number of Borrowings.  (a) The aggregate principal amount of each Borrowing of a Loan shall not be less than the Minimum Borrowing Amount.

(b) More than one Borrowing may occur on the same date.  At no time shall there be outstanding more than ten Borrowings of Loans subject to different Interest Periods in the aggregate.

1.03 Notice of Borrowing.  (a)  Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Administrative Agent at its Notice Office at least three Business Days’ prior written notice of each Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time).  Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.09, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto, (iv) the use of the proceeds of the Loans made pursuant to such Borrowing, and (v) to which account the proceeds of such Loans are to be deposited.  The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower prior to receipt of Notice of Borrowing.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

1.04 Disbursement of Funds.  Except as otherwise specifically provided in the immediately succeeding sentence, no later than 2:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion of each such Borrowing requested to be made on such date.  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (prior to 3:00 P.M. (New York time) on such day to the extent of funds actually received by the Administrative Agent at or prior to 2:00 P.M. (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.07.

1.05 Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced by a promissory note in favor of the Administrative Agent and, if requested by any Lender, be evidenced by a promissory note in favor of such Lender duly executed and delivered by the Borrower substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”); provided that in no event shall the aggregate face amount of the Notes issued at any time in favor of the Administrative Agent and any Lender exceed the Total Commitment.

(b) Each Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Administrative Agent or the appropriate Lender, as applicable, and be dated the Effective Date (or, in the case of Notes issued after the Effective Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to (x) the Commitment of such Lender on the Effective Date (or, in the case of Notes issued after the Effective Date, be in a stated principal amount equal to the Commitment of such Lender on the date of the issuance thereof) if issued in favor of a Lender and (y) the Total Commitment less the amount of any other Notes issued in favor of any Lender if issued in favor of the Administrative Agent, and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 1.07, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 3.01 and 3.02, respectively, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Administrative Agent and/or each Lender, as applicable, will note on its internal records the amount, in the case of the Administrative Agent, of the Loans made to date and, in the case of each Lender in whose favor a Note has been issued, of each Loan made by it and in each instance, each payment in respect thereof and will, prior to any transfer of any relevant Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby which notation shall be prima facie evidence of the amount of the Loans.  However, failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered to the Administrative Agent and to only those Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when the Administrative Agent or any Lender requests the delivery of a Note to evidence any of Loans, the Borrower shall promptly execute and deliver to the Administrative Agent or such Lender, as applicable, the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and the Administrative Agent or such requesting Lender, as applicable, and duly executed by such requesting Lender.

1.06 Pro Rata Borrowings.  All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

1.07 Interest.  (a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until such Loan is paid in full at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the LIBOR for such Interest Period.

(b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to 2% per annum in excess of the rate then borne by such

Loans (or, if such overdue amount is not interest or principal in respect of a Loan, 2.50% per annum in excess of the Base Rate as in effect from time to time), in each case with such interest to be payable on demand.

(c) Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(d) On each Interest Determination Date, the Administrative Agent shall determine LIBOR for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.08 Interest Periods.  At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period) (provided that any such notice shall be deemed to be given on a certain day only if given before 11:00 A.M. (New York time)), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period, or such other period as may be mutually agreed by the Borrower and the Lenders; provided that:

(i) all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(iii) if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(v) no Interest Period longer than one month may be selected at any time when an Event of Default (or, if the Administrative Agent or the Required Lenders have determined that such an election at such time would be disadvantageous to the Lenders, a Default) has occurred and is continuing;

(vi) no Interest Period in respect of any Borrowing of any Loans shall be selected to the extent that it would cause the Loans borrowed in connection with such Borrowing to extend beyond the Maturity Date;

(vii) no Interest Period in respect of any Borrowing of Loans shall be selected to the extent that it would cause the Loans borrowed in connection with such Borrowing to extend beyond any date upon which a mandatory repayment of Loans will be required to be made under Section 3.02(a) as a result of a reduction to the Total Commitment pursuant to Section 2.03 if the aggregate principal amount of Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Loans then outstanding less the aggregate amount of such required repayment on such date; and

(viii) the selection of Interest Periods shall be subject to the provisions of Section 1.02(b).

If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a one month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.

1.09 Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax imposed on such Lender), but without duplication of any amounts payable in respect of Taxes pursuant to Section 3.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR and/or (y) other circumstances arising since the Effective Date affecting such Lender or the London interbank market for Dollars or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market for Dollars;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone and confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, any Notice of Borrowing given by the Borrower with respect to any affected Loans which have not yet been incurred shall be deemed rescinded by the Borrower and the Total Commitment shall thereafter not be available to be borrowed hereunder, and the rate of interest applicable to any affected Loans then outstanding shall be the Base Rate, as in effect from time to time, from the date such notice is delivered to the Borrower and thereafter until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 1.10 and Section 13.15 (to the extent applicable), to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable good faith discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, and subject to Section 1.11, such Lender shall so notify the Administrative Agent and the Borrower (and the Administrative Agent shall promptly give notice thereof to the other Lenders) and thereafter (A) except in the case of an event of the type described in clause (iii)(z) above, the Commitment of such Lender shall be permanently reduced by an amount sufficient to alleviate such circumstance arising pursuant to clause (iii)(x) or (y) above, or shall be terminated in its entirety if all of such Lender’s Loans are so affected, and the Borrower shall prepay in full the affected Loans of such Lender, together with accrued interest thereon and, in the event of a termination of such Lender’s Commitment, any Commitment Commission which may be due to such Lender under this Agreement (and, in the event all of such Lender’s Loans are being repaid, any other amounts which may be owing to such Lender hereunder (including, without limitation, any accrued and unpaid interest)), on either the last day of the then current Interest Period applicable to each such affected Loan (if such Lender may lawfully continue to maintain and fund such Loans) or immediately (if such Lender may not lawfully continue to maintain and fund such Loans to such day) and (B) in the case of an event of the type described in clause (iii)(z) above, the Commitment of such Lender shall be terminated in its entirety and the Borrower shall pay to such Lender any accrued and unpaid Commitment Commission which may be due to such Lender under this Agreement, and all outstanding Loans of such Lender shall, from the date such notice is delivered to the Borrower and thereafter until such time as the Administrative Agent or such Lender shall notify the Borrower that the circumstances giving rise to the operation of clause (iii)(z) above with respect to such Lender no longer exist, bear interest at a rate equal to the Base Rate, as in effect from time to time, it being understood that, notwithstanding anything to the contrary in this Agreement, to the extent any Loans of any Lender affected by circumstances described in clause (iii)(z) above are repaid prior to receipt by the Borrower of the notice described above with respect to the elimination of such circumstances giving rise to the operation of clause (iii)(z) above with respect to such Lender, any amount of the Commitment of such Lender which may otherwise result from such repayment shall be deemed permanently reduced upon the effectiveness of such repayment.  The Administrative Agent and each Lender (to the extent it continues to be a Lender hereunder) agree that if any of them gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist.  If any such event described in clause (iii) above ceases to exist as to a Lender (to the extent it continues at such time to be a Lender hereunder), the obligations of such Lender to make Loans on the terms and conditions contained herein shall, to the extent of such Lender’s outstanding Loans and Commitments as in effect at such time, be immediately reinstated.

(b) If any Lender in good faith determines that after the Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.09(b) shall, absent manifest error, but subject to the provisions of Section 13.15 (to the extent applicable), be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(b), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for and calculation of such additional amounts.

1.10 Compensation.  The Borrower agrees, subject to the provisions of Section 13.15 (to the extent applicable), to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.09(a), Section 3.01 or Section 3.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 1.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

1.11 Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b) or Section 3.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that, such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Section 1.09 and Section 3.04.

1.12 Replacement of Lenders.  (x)  Upon the occurrence of a Lender Default by any Lender, (y) upon the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), Section 1.09(b) or Section 3.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 13.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferee or Eligible Transferees (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that:

(i) at the time of any replacement pursuant to this Section 1.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission and other fees owing to the Replaced Lender pursuant to Section 2.01; and

(ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 3.04, 13.01 and 13.06), which shall survive as to such Replaced Lender.

SECTION 2. Commitment Commission; Fees; Terminations and Reductions of Commitment.

2.01 Commitment Commission; Fees.  (a)  The Borrower agrees to pay the Administrative Agent for distribution to each Lender a commitment commission (the “Commitment Commission”) for the period from the Effective Date until the Availability Termination Date, computed at a rate for each day equal to 1.25% per annum on the daily average Unutilized Commitment of such Lender.  Accrued Commitment Commission shall be due and payable quarterly in arrears on each Commitment Commission Payment Date and on the Availability Termination Date (or such earlier date upon which the unutilized Total Commitment is terminated).

(b) The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing from time to time by the Borrower or any of the Subsidiary Guarantors and the Administrative Agent.

2.02 Voluntary Termination or Reduction of Unutilized Commitments.  (a)  Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the unutilized Total Commitment, in whole or in part, in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

(b) In the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, subject to the requirements of said Section 13.12(b) and upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate the entire Commitment of such Lender so long as all Loans, together with accrued and unpaid interest, Commitment Commission and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 3.04, 13.01 and 13.06), which shall survive as to such repaid Lender.  To the extent such Lender has not been replaced by a Replacement Lender in accordance with Section 13.12(b)(A), the Total Commitment shall be permanently reduced by an amount equal to the Commitment of such Lender.

2.03 Commitment Reduction.  The Total Commitment hereunder shall be reduced in eleven (11) consecutive semi-annual reductions of Five Million Dollars ($5,000,000) commencing on the six month anniversary of the Effective Date.  On the Maturity Date, the Total Commitment hereunder shall reduce to zero and the Final Payment will be due by the Borrower.

SECTION 3. Repayments; Prepayments; Taxes.

3.01 Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans in full or in part, which prepayments shall be applied pro-rata (except for such prepayments made pursuant to sub-clause (iv) below) to reduce Loans then outstanding, without premium or penalty except as provided by law, at any time and from time to time.  Prepayments hereunder shall be subject to the following terms and conditions:

(i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans and the amount of such prepayment, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii) each prepayment shall be in a minimum aggregate principal amount of $1,000,000 and in increments of $1,000,000 thereof;

(iii) at the time of any prepayment of Loans pursuant to this Section 3.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.10; and

(iv) in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender in accordance with said Section 13.12(b) so long as (A) the Commitment of such Lender is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 13.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained; except that to the extent such Lender has been replaced by a Replacement Lender in accordance with Section 13.12(b)(A), the Total Commitment shall not be reduced.

3.02 Mandatory Repayments.  (a)  On any day on which the aggregate outstanding principal amount of all Loans exceeds the Total Commitment as then in effect, including, but not limited to, any day on which the Commitment is reduced pursuant to Section 2.03, the Borrower shall repay the principal of Loans in an amount equal to such excess plus any amounts required pursuant to Section 1.10.

(b) In addition to any other mandatory repayments required pursuant to this Section 3.02, but without duplication, on (i) the Business Day following the date of any Collateral Disposition involving a Mortgaged Vessel or an Acceptable Replacement Vessel (other than a Collateral Disposition constituting an Event of Loss or a Collateral Disposition in connection with a Vessel Exchange) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel or an Acceptable Replacement Vessel and (B) the date of receipt by the Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrower shall be required to (x) provide an Acceptable Replacement Vessel as Collateral pursuant to a Vessel Exchange or (y) permanently reduce the Facility Amount by an amount equal to the then Total Commitment, multiplied by a fraction, the numerator of which is the most recent Appraised Value of the Mortgaged Vessel or Acceptable Replacement Vessel, as the case may be, subject to such Collateral Disposition or Event of Loss, and the denominator of which is the aggregate of the most recent Appraised Value of all Mortgaged Vessels and all Acceptable Replacement Vessels.

(c) With respect to each repayment of Loans required by Section 3.02(a), the Borrower may designate the specific Borrowing or Borrowings pursuant to which such Loans were made that are to be repaid, provided that (i) all Loans with Interest Periods ending on such date of required repayment shall be paid in full prior to the payment of any other Loans and (ii) each repayment of any Loans comprising a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the preceding provisions of this clause (c), make such designation in its sole reasonable discretion with a view, but no obligation, to minimize breakage costs owing pursuant to Section 1.10.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

3.03 Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

3.04 Net Payments; Taxes.  (a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense.  All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or net profits (or any franchise tax or similar tax imposed in lieu thereof), gross receipts, net profits or net worth of a Lender, in each case pursuant to the laws of the jurisdiction in which the Lender is organized, or the jurisdiction in which the principal office or applicable lending office of such Lender is located, or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are required to be withheld from any amounts payable to a Lender under this Agreement or any Note, then amounts payable by the Borrower to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any Note, as applicable; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 3.04(b), or (ii) that are withholding taxes imposed on amounts payable to such Lender at the time such Lender (x) becomes a party to this Agreement or any Note, as applicable, or (y) designates a new lending office, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to this Section 3.04.  The Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 3.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c) If the Borrower pays any additional amount under this Section 3.04 to a Lender and such Lender determines in its sole discretion that it has actually obtained or utilized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that such Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender directly attributable to such Tax Benefit that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 3.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 3.04 without any exclusions or defenses, (iii) nothing in this Section 3.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 3.04(c) at any time during which a Default or an Event of Default exists.

(d) No provision of this Agreement will:

(i) interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit (excluding Section 1.09(a)(ii) or (iii), Section 1.09(b), or this Section 3.04);

(ii) oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii) oblige any Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 4. Conditions Precedent to the Effective Date.  The effectiveness of this Agreement on the Effective Date and the availability of any Working Capital Loan shall be expressly subject to the following conditions precedent:

4.01 Corporate Documents; Proceedings; etc.  (a)  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, signed by an Authorized Officer, member or general partner of the Borrower and each Initial Subsidiary Guarantor, and attested to by the secretary or any assistant secretary (or, to the extent the Borrower or any of the Initial Subsidiary Guarantors do not have a secretary or assistant secretary, the analogous Person within the Borrower or Initial Subsidiary Guarantors) of the Borrower and each Initial Subsidiary Guarantor, in substantially the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of the Borrower and each Initial Subsidiary Guarantor and the resolutions of the Borrower and each Initial Subsidiary Guarantor referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

(b) All corporate, limited liability company, partnership and legal proceedings, and all material instruments and agreements in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals and good standing certificates which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

4.02 Solvency/Minimum Consolidated Net Worth Certificate.  On the Effective Date, the Borrower shall have caused to be delivered to the Administrative Agent a certificate from the senior financial officer of the Borrower, in the form of Exhibit G, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Effective Date, (i) setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature and (ii) certifying the Minimum Consolidated Net Worth and the calculations required to establish the Minimum Consolidated Net Worth as set forth in Section 9.09 and Appendix A hereto, respectively.

4.03 Management Agreement.  On the Effective Date, the Borrower shall have caused to be delivered to the Administrative Agent a certified copy of the Management Agreement.

4.04 Approvals.  On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Loans, and the granting of Liens under the Credit Documents, if any, shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the making of the Loans and the performance by the Borrower of this Agreement.  On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of the Loans or the performance by the Borrower of this Agreement.

4.05 Litigation.  On the Effective Date, no actions, suits, investigations or proceedings of any Credit Party by any entity (private or governmental) shall be pending or, to the knowledge of any Credit Party, threatened with respect to (i) any Document, or (ii) any Initial Subsidiary Guarantor (a) which could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (b) which the Administrative Agent shall determine could be reasonably expected to have a Material Adverse Effect.

4.06 Material Adverse Effect.  On the Effective Date, nothing shall have occurred (and neither the Administrative Agent nor any of the Lenders shall have become aware of facts or conditions not previously known to them) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

4.07 Fees.  On the Effective Date, the Borrower shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses as set out in the Fee Letter and as otherwise agreed.

4.08 No Conflicts.  On the Effective Date, there shall be no material default under, and the transactions contemplated hereby shall not give rise to a material conflict with, any material agreement of the Borrower or any of its Subsidiaries.

4.09 No Default or Event of Default.  On the Effective Date, there shall exist no Default or Event of Default.

4.10 Know Your Customer.  On the Effective Date, the Administrative Agent shall have received such documentation and other evidence as is reasonably requested by the Administrative Agent in order for each Lender to carry out and be satisfied with the results of all necessary "know your customer" or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement, the Notes and the other Credit Documents.

4.11 Opinions of Counsel.  (i) The Administrative Agent shall have received from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Borrower and the Initial Subsidiary Guarantors, an opinion addressed to the Administrative Agent and each of the Lenders and dated the date of the initial Borrowing Date which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clauses (ii) through (iii) below) granted pursuant to the Security Documents relating to the Initial Vessels and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request;

(ii) The Administrative Agent shall have received from Reeder & Simpson P.C., special Marshall Islands counsel to the Borrower and the Initial Subsidiary Guarantors (or such other counsel reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated the date of the Effective Date which shall be in form and substance reasonably acceptable to the Administrative Agent and cover such matters as the Administrative Agent may reasonably request; and

(iii) The Administrative Agent shall have received from (1) Reeder & Simpson P.C., special Marshall Islands counsel to the Borrower and the Initial Subsidiary Guarantors, (2) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and the Initial Subsidiary Guarantors, or such other maritime counsel as is reasonably acceptable to the Administrative Agent or (3) if any Initial Vessel is to be registered in an Acceptable Flag Jurisdiction other than the Marshall Islands, special counsel to the Administrative Agent of such Acceptable Flag Jurisdiction, which counsel shall be chosen by the Administrative Agent, an opinion addressed to the Administrative Agent and each of the Lenders, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

4.12 Subsidiaries Guaranty.  Each Initial Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent a Guaranty substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Guaranty”), and the Guaranty shall be in full force and effect.

4.13 Pledge and Security Agreement.  The Borrower and each Initial Subsidiary Guarantor shall have (x) duly authorized, executed and delivered a Pledge and Security Agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the “Pledge Agreement”) and shall have (A) delivered to the Security Trustee, as pledgee, all the Pledged Securities, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral referred to therein in the respective jurisdictions of formation of the respective Initial Subsidiary Guarantor or the Borrower, as the case may be.

4.14 Assignments of Earnings, Insurances and Charter.  Each Initial Subsidiary Guarantor shall have duly authorized, executed and delivered an Assignment of Earnings, an Assignment of Insurances and an Assignment of Charters, together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:

(i) proper Financing Statements (Form UCC-1) authorized for filing in the appropriate filing office of each jurisdiction as may be necessary, or in the reasonable opinion of the Security Trustee desirable, to perfect the security interests purported to be created by the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances;

(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name such Credit Party as debtor and that are filed in the jurisdictions referred to in Section 4.14(i) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Security Trustee shall have received, prior to or contemporaneously with the initial Borrowing Date, Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) authorized for filing); and

(iii) evidence that all other actions necessary, or in the reasonable opinion of the Security Trustee desirable, to perfect and protect the security interests purported to be created by the Assignment of Earnings, the Assignment of Insurances and the Assignment of Charters have been taken.

4.15 Control Agreement.  The Borrower, each Initial Subsidiary Guarantor and the Security Trustee, in its capacity as security trustee for the Lenders and as deposit bank, shall have duly executed and delivered a Control Agreement in the form attached to the Pledge Agreement with respect to each Operating Account maintained by an Initial Subsidiary Guarantor.

4.16 Mortgages.  Each Initial Subsidiary Guarantor shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry, a Vessel Mortgage with respect to such Initial Vessel owned or operated by such Initial Subsidiary Guarantor on the Effective Date and such Vessel Mortgage shall be effective to create in favor of the Security Trustee and/or the Lenders a legal, valid and enforceable first priority security interest in and lien upon such Initial Vessels, subject only to Permitted Liens.  Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Security Trustee to perfect and preserve such security interests shall have been duly effected and the Security Trustee shall have received evidence thereof in form and substance reasonably satisfactory to the Security Trustee.

4.17 Vessel Documents.  The Administrative Agent shall have received each of the following with respect to each Initial Vessel:

(i) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Initial Vessel by the relevant Initial Subsidiary Guarantor in a jurisdiction acceptable to the Required Lenders;

(ii) the results of maritime registry searches with respect to each Initial Vessel, indicating no record liens other than Liens in favor of the Security Trustee and/or the Lenders, Permitted Liens and Liens being discharged prior to or contemporaneously with the Effective Date;

(iii) class certificates from a classification society listed on Schedule VIII hereto or another internationally recognized classification society acceptable to the Security Trustee, indicating that each Initial Vessel meets the criteria specified in Section 7.23;

(iv) a copy of the Operator’s DOC and the SMC, ISSC and IAPPC for each Initial Vessel;

(v) Appraisals from at least two Approved Appraisers of each Initial Vessel of recent date in scope, form and substance reasonably satisfactory to the Administrative Agent;

(vi) letters of undertaking of insurance brokers and insurance club managers; and

(vii) a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers appointed by the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of each Initial Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgage.

4.18 Environmental Laws.  There shall not exist any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law that has had, or could reasonably be expect to have, a Material Adverse Effect or (b) could reasonably be expected to form the basis of a Environmental Claim against the Borrower or any of its Subsidiaries or any property (including, without limitation, the related Vessel), which in any such case individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

SECTION 5. Condition Precedent to the Availability of Additional Vessel Deposit Loans.  Until such time as the Credit Parties have granted the Security Trustee Mortgages over, and executed and delivered to the Security Trustee Security Documents in relation to, Additional Vessels with an aggregate Appraised Value of at least Fifty Million Dollars (US$50,000,000), the availability of any Additional Vessel Deposit Loan shall be expressly subject to the Administrative Agent having received a certified copy of the Memorandum of Agreement relating to the relevant Additional Vessel.

SECTION 6. Further Conditions Precedent.

6.01 Further Conditions Precedent.  The obligation of each Lender to make Loans on each Borrowing Date is subject at the time of the making of such Loan to the satisfaction or waiver of the following conditions:

(a) No Default; Representations and Warranties.  At the time of the making of such Loan and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to the making of such Loan with the same effect as though such representations and warranties had been made on the date of the making of such Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b) Notice of Borrowing.  Prior to the making of such Loan, the Administrative Agent shall have received a Notice of Borrowing required by Section 1.03(a).

(c) Aggregate Amount of Loans.  On each Borrowing Date, the Aggregate Appraised Value of the Mortgaged Vessels shall be at least the Required Percentage of the Facility Amount.

(d) Fees.  The Borrower shall have paid to the Administrative Agent and the Lenders all required costs, fees and expenses.

SECTION 7. Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case on the Effective Date and on each Borrowing Date thereafter, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the incurrence of each Loan on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on each Borrowing Date thereafter (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

7.01 Corporate/Limited Liability Company/Limited Partnership Status.  Each of the Borrower and each Subsidiary Guarantor (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02 Corporate Power and Authority.  Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Borrower or any Subsidiary Guarantor.

7.04 Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or in the case of any filings or recordings in respect of the Security Documents (other than the Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of  any Credit Document to which it is or will be a party.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The unaudited consolidated balance sheets of the Borrower as at September 30, 2010 and the related consolidated statements of operations and of cash flows for the fiscal period ended thereon, delivered to the Administrative Agent, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal period then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

(b) On and as of each Borrowing Date and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith (i) the sum of the assets, at a fair valuation, of the Borrower and on a stand-alone basis and of the Borrower and its Subsidiaries taken as a whole will exceed their respective debts, (ii) the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower on a stand-alone basis and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses.  For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the balance sheet delivered pursuant to Section 7.05(a), there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Borrower and its Subsidiaries taken as a whole.  None of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the balance sheets delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could be materially adverse to the Borrower and its Subsidiaries taken as a whole.

(d) Since September 30, 2010, nothing has occurred that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(e) Since the Effective Date, except as permitted in Section 9.03, the Borrower has not paid any Dividends.

7.06 Litigation.  There are no actions, suits, investigations or proceedings by any entity (private or governmental) pending or, to the knowledge of any Credit Party, threatened (i) with respect to any Vessel, except for such actions, suits, investigations or proceedings with respect to a Vessel which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) which could reasonably be expected to have a Material Adverse Effect.

7.07 True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time such information was provided.

7.08 Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Loans shall be used (i) to finance or refinance the acquisition costs of the Initial Vessels and the Additional Vessels (including vessel purchase deposits) and (ii) for working capital requirements of the Borrower and its Subsidiaries in a maximum aggregate principal amount of up Twenty Five Million Dollars ($25,000,000) in Loans at any time outstanding.  For the avoidance of doubt, $25,000,000 is available to the Borrower for working capital purposes on the Effective Date notwithstanding any amounts drawn down for working capital purposes under the Original Credit Agreement.

(b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  The making of any Loan will not violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed all material U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries (the “Returns”).  The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  The Borrower and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all material taxes that have become due and payable.  There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries, except for such actions, suits, proceedings, investigations, audits, or claims that are not reasonably likely to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

7.10 Compliance with ERISA.  (i) Schedule VI sets forth, as of the Effective Date, each Plan.  Each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Borrower or any of its Subsidiaries or ERISA Affiliates, no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to the Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standards applicable to such Plan under Section 430 of the Code and/or Section 303 of ERISA, or has applied for or received a funding waiver or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VI); neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Borrower or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Borrower or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Borrower or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Borrower and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Foreign Pension Plan, if any, has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11 The Security Documents.  After the execution and delivery thereof and upon the taking of the actions mentioned in the immediately succeeding sentence, each of the Security Documents will create in favor of the Security Trustee for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens subject only to Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings to be made on or prior to the Effective Date pursuant to the Security Documents.

7.12 Representations and Warranties in Documents.  On each Borrowing Date, all representations and warranties made by the Borrower and its Subsidiaries in the other Credit Documents were true and correct in all material respects at the time at which such representations and warranties were made (or deemed made).

7.13 Subsidiaries.  On the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).

7.14 Compliance with Statutes, etc.  Each of the Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15 Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16 Pollution and Other Regulations.  Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing, except for such penalties, fines or forfeitures that are not reasonably likely to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and each of the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliances, breaches or defaults as are not likely to, either individually or in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Borrower or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Borrower or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

7.17 Labor Relations.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.18 Patents, Licenses, Franchises and Formulas.  Each of the Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.19 Indebtedness.  Schedule IV sets forth a true and complete list of all Indebtedness of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after the Effective Date, in each case showing the aggregate principal amount thereof and the name of the borrower thereunder and any other entity which directly or indirectly guarantees such debt.

7.20 Insurance.  Schedule V sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.21 Concerning the Vessels.  Each Vessel owned or to be owned by a Subsidiary Guarantor or the Borrower will be operated in material compliance with all applicable law, rules and regulations.

7.22 Citizenship.  The Borrower and each other Credit Party which owns or operates, or will own or operate, one or more Mortgaged Vessels is (or at the time it becomes an owner thereof, will be) qualified to own and operate such Mortgaged Vessel under the laws of the Acceptable Flag Jurisdiction.

7.23 Vessel Classification.  Each Mortgaged Vessel is or will be classified in the highest class available for vessels of its age and type with a classification society listed on Schedule VIII or another internationally recognized classification society acceptable to the Administrative Agent, free of any conditions or recommendations, other than as permitted, or as will be permitted, under the Vessel Mortgages.

7.24 No Immunity.  The Borrower does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

7.25 Fees and Enforcement.  No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes which have been, or will be, paid as and to the extent due.  Under the laws of the each applicable Acceptable Flag Jurisdiction, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

7.26 Form of Documentation.  Each of the Credit Documents is in proper legal form under the laws of the applicable Acceptable Flag Jurisdiction for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the applicable Acceptable Flag Jurisdiction, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the applicable Acceptable Flag Jurisdiction, except as have been made, or will be made, in accordance with Section 5.

7.27 No Material Adverse Change.  No material adverse change, which impairs the ability of the Borrower or any Subsidiary Guarantor to meet any of their obligations under this Agreement or any of the other Credit Documents, has occurred.

SECTION 8. Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans and the Notes, together with interest, the Commitment Commission and all other Obligations incurred hereunder and under any other Credit Document, are paid in full:

8.01 Information Covenants.  The Borrower will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a) Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year (if any), all of which shall be certified by the senior financial officer of the Borrower, subject to normal year-end audit adjustments and

(ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b) Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year (if any) and certified by Deloitte and Touche LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to Sections 9.07 through 9.09, inclusive, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Appraisal Reports.  Within 45 days after the close of the second and the fourth quarterly accounting periods in each fiscal year of the Borrower, and at any other time within 33 days of the written request of the Administrative Agent, Appraisals for each Mortgaged Vessel (i) dated no more than 30 days prior to delivery thereof to the Administrative Agent, (ii) in form and substance satisfactory to the Administrative Agent and (iii) from at least two Approved Appraisers.  All such Appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such Appraisals and that the cost of all such Appraisals will be for the account of the Borrower); provided that, unless a Default or an Event of Default has occurred and is continuing, in no event shall the Borrower be required to pay for Appraisals obtained pursuant to this Section 8.01(c) on more than two occasions in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

(d) Projections, etc.  As soon as available but not more than 45 days after the commencement of each fiscal year of the Borrower beginning with its fiscal year commencing on January 1, 2011, a budget of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year.

(e) Officer’s Compliance Certificates.  (i)  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer of the Borrower in the form of Exhibit I to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall (x) set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 9.07 through 9.09, inclusive, at the end of such fiscal quarter or year, as the case may be, and (y) certify that there have been no changes to any of Schedule VII since the Effective Date and Annexes A through F of the Pledge Agreement since the initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (y), only to the extent that such changes are required to be reported to the Security Trustee pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(ii) At the time of a Collateral Disposition or Vessel Exchange in respect of any Mortgaged Vessel, a certificate of the senior financial officer of the Borrower which certificate shall (x) certify on behalf of the Borrower the last Appraisals received pursuant to Section 8.01(c) determining the Aggregate Appraised Value after giving effect to such disposition or exchange, as the case may be, and (y) set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.07 after giving effect to such disposition or exchange, as the case may be.

(f) Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Vessel Acquisition or any Credit Document and (iii) any Event of Loss.

(g) Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(h) Environmental Matters.  Promptly upon, and in any event within five Business Days after, the Borrower obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel or property;

(iii) any condition or occurrence on any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such Vessel or property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Vessel or property owned or operated or occupied by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Administrative Agent all material notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.  In addition, the Borrower will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(h), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i) Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

8.02 Books, Records and Inspections.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with generally accepted accounting principles and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Borrower or any of its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or such Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Borrower.

8.03 Maintenance of Property; Insurance; Mortgagee Interest Insurance.  (a)  The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.  In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule V to comply with the insurance requirements of the Vessel Mortgages.

(b) The Borrower will reimburse the Administrative Agent, the Security Trustee and/or the Lenders for all costs, fees and expenses incurred in relation to mortgagee interest insurance; provided that the Borrower shall not be required to reimburse the Administrative Agent, Security Trustee and/or the Lenders for any costs, fees and expenses incurred in relation to mortgagee interest insurance at any time (i) the Credit Parties own nine (9) Vessels and Acceptable Replacement Vessels and (ii) the Appraised Value of each Mortgaged Vessel or any Acceptable Replacement Vessel is less than 11% of the Aggregate Appraised Value.

8.04 Corporate Franchises.  The Borrower will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Borrower or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.10 or (iii) the abandonment by the Borrower or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws.  (a)  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Vessel or property now or hereafter owned or operated by the Borrower or any of its Subsidiaries (except to the extent non compliance is not reasonably likely to have a Material Adverse Effect), will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Vessels or property free and clear of any Liens imposed pursuant to such Environmental Laws.  Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Vessel or property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses.  The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at the Borrower’s sole cost and expense, an environmental assessment of any Vessel by such Vessel’s classification society (to the extent such classification society is listed on Schedule VIII hereto) or another internationally recognized classification society acceptable to the Administrative Agent.  If said classification society, in its assessment, indicates that such Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that, such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Borrower, any of its Subsidiaries or any such Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Borrower or any of its Subsidiaries or any such Vessel.  If the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Borrower’s expense.

8.07 ERISA.  As soon as reasonably possible and, in any event, within ten (10) days after the Borrower or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that failure to satisfy the applicable minimum funding standard with respect to a Plan (other than a

Multiemployer Plan), within the meaning of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 of ERISA with respect to a Plan (other than a Multiemployer Plan); that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Borrower or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Borrower or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Upon request, the Borrower will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Borrower, such Subsidiary or such ERISA Affiliate, as applicable.

8.08 End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09 Performance of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Credit Documents) by which it is bound, except to the extent that any non-performances could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10 Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i), provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11 Further Assurances.  (a)  The Borrower, and each other Credit Party, agrees that at any time and from time to time, at the expense of the Borrower or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Security Trustee to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(b) The Borrower hereby authorizes the Security Trustee to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower, where permitted by law.  The Security Trustee will promptly send the Borrower a copy of any financing or continuation statements which it may file without the signature of the Borrower and the filing or recordation information with respect thereto.

(c) To the extent that any Vessel Exchange is made by a Subsidiary of the Borrower which is not a Credit Party at the time of such exchange (and which has not otherwise executed and delivered the documents described below in this Section 8.11(c)), the Borrower will cause such Subsidiary (and any Subsidiary which directly owns the stock of such Subsidiary to the extent not a Credit Party) to execute and deliver to the Administrative Agent a counterpart of the Pledge Agreement (including any supplemental agreement required to give effect to such security interests purported to be created by the Pledge Agreement under applicable local law), the Guaranty, Assignment of Earnings, Assignment of Insurances, Assignment of Charters (if

applicable) and the appropriate Vessel Mortgage(s), together with all related documentation (including, without limitation, opinions of counsel, corporate documents and proceedings and officer’s certificates) as such Subsidiary would have been required to deliver pursuant to Section 4 of this Agreement had such Subsidiary been a Credit Party on a Borrowing Date.  The Credit Party whose Vessel shall no longer be part of the Collateral shall be released from all applicable Security Documents, and all Liens granted pursuant to the Security Documents applicable to such Vessel shall be released.

8.12 Deposit of Earnings.  Each Subsidiary Guarantor shall cause the earnings derived from each of the respective Mortgaged Vessels or Acceptable Replacement Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited or remitted by the respective account debtor in respect of such earnings into one or more of the Operating Accounts maintained for such Subsidiary Guarantor or the Borrower from time to time.  Without limiting any Subsidiary Guarantor’s obligations in respect of this Section 8.12, each Subsidiary Guarantor agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Operating Accounts, it shall promptly deposit all such proceeds into one of the Operating Accounts maintained for such Subsidiary Guarantor or the Borrower from time to time.

8.13 Ownership of Subsidiaries.  The Borrower shall cause each Subsidiary Guarantor, to at all times, be directly wholly-owned by one or more Credit Parties.

8.14 Flag of the Vessels; Vessel Classifications.  (a)  The Borrower will, and will cause each of the Subsidiary Guarantors to, cause each Mortgaged Vessel to be registered under the laws and flag of (x) the Republic of Marshall Islands or (y) any other jurisdiction acceptable to the Required Lenders (each jurisdiction in clauses (x) or (y), an “Acceptable Flag Jurisdiction”).  Notwithstanding the foregoing, any Credit Party may transfer a Mortgaged Vessel registered in an Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.

(b) The Borrower will, and will cause each of its Subsidiaries to, ensure that the representation set forth in Section 7.23 is true and correct in all respects at all times.

(c)           The Borrower will, and will cause each of the Subsidiary Guarantors to, comply with and ensure that their respective Mortgaged Vessel shall comply with the requirements of the ISM Code, the ISPS Code and Annex VI in accordance with the respective implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the term of this Agreement.

(d)           The Borrower will, and will cause each of the Subsidiary Guarantors to immediately notify the Administrative Agent of any actual or threatened withdrawal of a SMC, DOC, ISSC or IAPPC after having knowledge thereof.

8.15 Consent to Assignment of Charters.  The Borrower will, and will cause each of the Subsidiary Guarantors to, use its commercially reasonable efforts to cause each charter counterparty which is party to a charter with respect to each Mortgaged Vessel that is eighteen (18) months or more in duration to execute and deliver to the Administrative Agent a Charterers’ Consent and Agreement in substantially the form attached as Annex 1 to Exhibit B to the Assignment of Charters with such changes as may be approved by the Administrative Agent.

8.16 Management Agreement.  The Borrower will cause the Manager’s rights to payment under the Management Agreement and any liens created in favor of the Manager thereunder to be fully subordinated to those of the Lenders.

8.17 Exchange Listing.  The Borrower will remain listed on the New York Stock Exchange or such other exchange as is reasonably satisfactory to the Lenders.

8.18 Additional Vessel Covenants.  Until such time as the Credit Parties have granted the Security Trustee Mortgages over, and executed and delivered to the Security Trustee Security Documents in relation to, Additional Vessels with an aggregate Appraised Value of at least Fifty Million Dollars (US$50,000,000), the Borrower shall deliver to the Administrative Agent each of the following upon delivery of each Additional Vessel to a Credit Party:

(a) Opinions of Counsel.  (i) An opinion addressed to the Administrative Agent and each of the Lenders and dated the date of the delivery of the relevant Additional Vessel to the relevant Credit Party which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clauses (ii) through (iii) below) granted pursuant to the Security Documents relating to the relevant Additional Vessel and such other matters incidental to the transactions contemplated herein as the Administrative Agent may reasonably request, from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Borrower and the Additional Subsidiary Guarantors;

(ii) An opinion addressed to the Administrative Agent and each of the Lenders and dated the date of the delivery of the relevant Additional Vessel to the relevant Credit Party which shall be in form and substance reasonably acceptable to the Administrative Agent and cover such matters as the Administrative Agent may reasonably request, from Reeder & Simpson P.C., special Marshall Islands counsel to the Borrower and the Additional Subsidiary Guarantors (or such other counsel reasonably satisfactory to the Administrative Agent); and

(iii) An opinion addressed to the Administrative Agent and each of the Lenders, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage relating to the relevant Additional Vessel and such other matters incident thereto as the Administrative Agent may reasonably request, from (1) Reeder & Simpson P.C., special Marshall Islands counsel to the Borrower and the Additional Subsidiary Guarantors, (2) Constantine P. Georgiopoulos, special New York maritime counsel to the Borrower and the Additional Subsidiary Guarantors, or such other maritime counsel as is reasonably acceptable to the Administrative Agent or (3) if any Additional Vessel is to be registered in an Acceptable Flag Jurisdiction other than the Marshall Islands, special counsel to the Administrative Agent of such Acceptable Flag Jurisdiction, which counsel shall be chosen by the Administrative Agent.

(b) Corporate Documents; Proceedings; etc.  (i) A certificate, dated the date of the delivery of the relevant Additional Vessel to the relevant Credit Party, signed by an Authorized Officer, member or general partner of the Credit Party owning or operating the Additional Vessel, and attested to by the secretary or any assistant secretary (or, to the extent such Credit Party does not have a secretary or assistant secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Administrative Agent.

(ii) All corporate, limited liability company, partnership and legal proceedings, and all material instruments and agreements in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals and good standing certificates, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

(c) Subsidiaries Guaranty.  a Guaranty duly authorized, executed and delivered to the Administrative Agent by the Additional Subsidiary Guarantor that owns the relevant Additional Vessel; such Guaranty shall be in full force and effect.

(d) Pledge and Security Agreement.  a Pledge Agreement which the Borrower and each Additional Subsidiary Guarantor shall have (x) duly authorized, executed and delivered and the Borrower and each Additional Subsidiary Guarantor shall have (A) delivered to the Security Trustee, as pledgee, all the Pledged Securities, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral referred to therein in the respective jurisdictions of formation of the respective Additional Subsidiary Guarantor or the Borrower, as the case may be.

(e) Control Agreement.  A Control Agreement in the form attached to the Pledge Agreement with respect to each Operating Account maintained by an Additional Subsidiary Guarantor duly executed and delivered by the Borrower, the Additional Subsidiary Guarantor that owns the relevant Additional Vessel and the Security Trustee, in its capacity as security trustee for the Lenders and as deposit bank.

(f) Assignments of Earnings, Insurances and Charter.  An assignment of Earnings, an Assignment of Insurances and an Assignment of Charters, together covering all of the Credit Party that owns or operates the relevant Additional Vessel’s present and future Earnings and Insurance Collateral duly authorized, executed and delivered and, in each case together with:

(i) proper Financing Statements (Form UCC-1) authorized for filing in the appropriate filing office of each jurisdiction as may be necessary, or in the reasonable opinion of the Security Trustee desirable, to perfect the security interests purported to be created by the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances;

(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name such Credit Party as debtor and that are filed in the jurisdictions referred to in Section 8.18(g)(i) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Security Trustee shall have received, prior to or contemporaneously with the Borrowing Date, Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) authorized for filing); and

(iii) evidence that all other actions necessary, or in the reasonable opinion of the Security Trustee desirable, to perfect and protect the security interests purported to be created by the Assignment of Earnings, the Assignment of Insurances and the Assignment of Charters have been taken.

(g) Mortgages.  a duly authorized, executed and delivered, Vessel Mortgage with respect to such Additional Vessel which Vessel Mortgage the relevant Creditor Party shall cause to be recorded in the appropriate vessel registry, and such Vessel Mortgage shall be effective to create in favor of the Security Trustee and/or the Lenders a legal, valid and enforceable first priority security interest in and lien upon such Additional Vessel, subject only to Permitted Liens.  Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Security Trustee to perfect and preserve such security interests shall have been duly effected and the Security Trustee shall have received evidence thereof in form and substance reasonably satisfactory to the Security Trustee.

(h) Vessel Documents.  Each of the following with respect to each Additional Vessel:

(i) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Additional Vessel by the relevant Additional Subsidiary Guarantor in a jurisdiction acceptable to the Required Lenders;

(ii) the results of maritime registry searches with respect to each Additional Vessel, indicating no record liens other than Liens in favor of the Security Trustee and/or the Lenders, Permitted Liens and Liens being discharged prior to or contemporaneously with the Delivery Borrowing Date;

(iii) class certificates from a classification society listed on Schedule VIII hereto or another internationally recognized classification society acceptable to the Security Trustee, indicating that each Additional Vessel meets the criteria specified in Section 7.23;

(iv) a copy of the Operator’s DOC and the SMC, ISSC and IAPPC for each Additional Vessel;

(v) Appraisals from at least two Approved Appraisers of each Additional Vessel of recent date in scope, form and substance reasonably satisfactory to the Administrative Agent;

(vi) letters of undertaking of insurance brokers and insurance club managers; and

(vii) a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers appointed by the Administrative Agent with respect to the insurance maintained by the Credit Parties in respect of each Additional Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgage.

SECTION 9. Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until this Agreement has terminated and the Loans, and the Notes, together with interest, the Commitment Commission and all other Obligations incurred hereunder and under any other Credit Document, are paid in full:

9.01 Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute with respect to any Collateral; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, liens for necessaries, salvage liens, general average liens, liens in respect of or covered by insurance (including permitted deductibles) and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(iii) Permitted Encumbrances;

(iv) Liens created pursuant to the Security Documents;

(v) Liens arising out of judgments, awards, decrees or attachments with respect to which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

(vi) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vi) shall not exceed $2,500,000; and

(vii) Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Vessel Mortgages.

In connection with the granting of Liens described above in this Section 9.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Security Trustee shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

9.02 Consolidation, Merger, Sale of Assets, etc.  The Borrower will not, and will not permit any Subsidiary Guarantor to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or substantially all of its assets or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral, except that:

(i) the Borrower and any Subsidiary Guarantor may sell, lease or otherwise dispose of any Mortgaged Vessel or Acceptable Replacement Vessel, provided that, (x)(A) such sale is made at fair market value (as determined in accordance with the Appraisals most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Sections 4.17(v) and 8.01(c) or delivered at the time of such sale to the Administrative Agent by the Borrower), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents received by the Borrower, or the respective Subsidiary Guarantor which owned such Mortgaged Vessel or Acceptable Replacement Vessel, on the date of consummation of such sale, (C) at the time of such sale or other disposition, the Borrower shall apply the proceeds of such sale as required by Section 3.02(b) to permanently reduce the Facility Amount by an amount equal to the then Total Commitment, multiplied by a fraction, the numerator of which is the most recent Appraised Value of such Mortgaged Vessel or Acceptable Replacement Vessel, and the denominator of which is the aggregate of the most recent Appraised Value of all Mortgaged Vessels and all Acceptable Replacement Vessels or (y) so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) and so long as all representations and warranties made by the Borrower pursuant to Section 7 of this Agreement are true and correct both before and after any such exchange, a Mortgaged Vessel may be exchanged for an Acceptable Replacement Vessel pursuant to a Vessel Exchange; provided further, that in the case of both clauses (x) and (y) above, the Borrower shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Borrower, demonstrating pro forma compliance (after giving effect to such Collateral Disposition and, in the case of calculations involving the Appraised Value of Mortgaged Vessels, using valuations consistent with the Appraisals most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Sections 4.17(v) and 8.01(c) or the definition of Vessel Exchange) with each of the covenants set forth in Sections 9.07 through 9.09, inclusive, for the most recently ended Test Period (or at the time of such sale or exchange, as applicable) and projected compliance with such covenants for the one year period following such Collateral Disposition or Vessel Exchange, in each case setting forth the calculations required to make such determination in reasonable detail;

(ii) the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(iii) (A) the Borrower and any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from the Borrower or any other Subsidiary Guarantor and (B) any Subsidiary of the Borrower (other than a Subsidiary Guarantor) may transfer assets or lease to or acquire or lease assets from any other Subsidiary of the Borrower (other than a Subsidiary Guarantor) or any Subsidiary of the Borrower (other than a Subsidiary Guarantor) may be merged into any Subsidiary of the Borrower (other than a Subsidiary Guarantor) or any Subsidiary Guarantor may be merged into any other Subsidiary Guarantor, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Security Trustee in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Administrative Agent;

(iv) following a Collateral Disposition permitted under this Agreement, the Subsidiary Guarantor which owned the Mortgaged Vessel or Acceptable Replacement Vessel that is the subject of such Collateral Disposition may dissolve, provided that, (x) all proceeds from such Collateral Disposition shall have been applied to the repayment of the Loans to the extent required in Section 3.02 of this Agreement, (y) all of the proceeds arising out of such dissolution shall be paid only to the Borrower and (z) no Event of Default is continuing unremedied at the time of such dissolution; and

(v) the Borrower may consolidate or merge with any other Person if (A) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (B) the surviving entity in such consolidation or merger shall be the Borrower and the Borrower shall have delivered to the Administrative Agent, not less than ten (10) Business Days in advance of such consolidation or merger, an officer’s certificate signed by a senior financial officer of the Borrower, certifying (i) that no Default or Event of Default has occurred and is continuing (or would arise after giving effect to the intended consolidation or merger) and (ii) pro forma financial statements of the Borrower demonstrating the compliance of the Borrower with all covenants under this Agreement after giving effect to such merger or consolidation.

Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary Guarantor to, enter into any bareboat charter of any Mortgaged Vessel without the prior written consent of the Required Lenders.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral (unless sold to the Borrower or a Subsidiary of the Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Security Trustee shall be authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

9.03 Dividends.  The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends, except that:

(i) (x) any Subsidiary of the Borrower which is not a Subsidiary Guarantor may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (y) any Subsidiary Guarantor may pay Dividends to the Borrower or any other Subsidiary Guarantor and (z) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the Borrower, such Subsidiary may pay Dividends to its shareholders generally so long as the Borrower and/or its respective Subsidiaries which own equity interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

(ii) the Borrower may make, pay or declare cash Dividends; provided that, for all Dividends paid pursuant to this clause (ii), (A) Dividends shall be paid within 90 days of the declaration thereof; (B) Dividends paid in respect of a fiscal quarter shall only be paid after the date of delivery of quarterly or annual financial statements for such fiscal quarter pursuant to Sections 8.01(a) and (b), as the case may be, and on or prior to 45 days after the last day of the immediately succeeding fiscal quarter, (C) no Default or Event of Default shall have occurred and be continuing at the time of declaration, (D) no Default or Event of Default shall have occurred and be continuing (or would arise after giving effect thereto) at the time of payment, and (E) on or prior to the declaration and payment of a Dividend, the Borrower shall deliver to the Administrative Agent an officer’s certificate signed by the senior financial officer of the Borrower, certifying that the requirements set forth in preceding clauses (A) through (D) are satisfied;

(iii) the Borrower may purchase or redeem shares of common stock of the Borrower in market purchases under Rule 10b-18 or other purchases approved by the Borrower’s Board of Directors, any committee thereof or any authorized officer; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of any such purchases, (B) no Default or Event of Default shall arise after giving effect to any such purchases and (C) the Borrower in the exercise of its rights under this Section 9.03(iii) shall not be permitted to purchase or redeem shares beneficially owned directly or indirectly by Peter Georgiopoulos; and

(iv) the Borrower may authorize, declare and distribute a dividend of Rights (as such term is defined and which are convertible into other securities as set forth in the Shareholder Rights Agreement) as contemplated by the Shareholder Rights Agreement.

9.04 Indebtedness.   (a)  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness incurred pursuant to this Agreement and the other Credit Documents) except:

(i) Indebtedness in a principal amount of up to Ten Million Dollars ($10,000,000) in the aggregate at any time outstanding, so long as at the time such Indebtedness is incurred: (x) no Default or Event of Default has occurred and is continuing, (y) such Indebtedness would not cause any Default or Event of Default, either on a pro forma basis for the most recently ended Test Period (or at the time of such incurrence, as applicable), or on a projected basis for the one year period following such incurrence, with each of the covenants set forth in Sections 9.07 through 9.09, inclusive, and (z) the Borrower shall have delivered an officer’s certificate from the senior financial officer of the Borrower certifying that the conditions set forth in clause (x) and (y) above are satisfied and setting forth the calculations of the pro forma compliance described in clause (y) above in reasonable detail;

(ii) Indebtedness permitted under Section 9.05(iii);

(iii) the Borrower and its Subsidiaries may issue guarantees of Indebtedness permitted under Section 9.04(a)(i); and

(iv) the Borrower and its Subsidiaries may enter into and remain liable under Interest Rate Protection Agreements and Other Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; provided that the Borrower’s and the Subsidiaries’ obligations thereunder are fully subordinate to their obligations hereunder on terms satisfactory to the Administrative Agent.

(b) Notwithstanding anything to the contrary set forth above in this Section 9.04, (i) no Subsidiary Guarantor shall incur any Indebtedness for borrowed money (including Contingent Obligations in respect thereof) except for (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents and (y) intercompany Indebtedness permitted pursuant to Section 9.05(iii), and (ii) except as permitted under Section 9.04(a)(ii), the Borrower and the Subsidiary Guarantors shall not assume, incur or suffer to exist any Contingent Obligations in respect of any Indebtedness of any of its Subsidiaries which is not a Credit Party.

9.05 Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Equity Interests, or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”) except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them;

(ii) so long as no Event of Default exists or would result therefrom, the Borrower and its Subsidiaries may make loans and advances in the ordinary course of business to its employees so long as the aggregate principal amount thereof at any time outstanding which are made on or after the Effective Date (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $500,000;

(iii) the Subsidiary Guarantors may make intercompany loans and advances to the Borrower and between or among one another, and Subsidiaries of the Borrower other than the Subsidiary Guarantors may make intercompany loans and advances to the Borrower or any other Subsidiary of the Borrower, provided that any loans or advances to the Borrower or any Subsidiary Guarantors pursuant to this Section 9.05(iii) shall be subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions substantially in the form of Exhibit J;

(iv) the Borrower and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;

(v) the Borrower may make Investments in the Subsidiary Guarantors and, so long as no Event of Default exists and is continuing, the Borrower may make Investments in its other Wholly-Owned Subsidiaries so long as management of the Borrower in good faith believe that, after giving effect to such Investment, the Borrower shall be able to meet its payment obligations in respect of this Agreement;

(vi) the Borrower may make Investments in its non-Wholly-Owned Subsidiaries; provided that the aggregate amount of all Investments under this clause (vi) shall not exceed Ten Million Dollars ($10,000,000);

(vii) so long as no Event of Default exists or could reasonably be expected to result therefrom, the Borrower and its Subsidiaries (other than the Subsidiary Guarantors) may make Investments in joint ventures in the ordinary course of business; and

(viii) so long as no Event of Default exists or could reasonably be expected to result therefrom, the Borrower and its Subsidiaries (other than the Subsidiary Guarantors) may make Investments in a Person engaged in drybulk shipping operations.

9.06 Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) loans and other Investments may be made and other transactions may be entered into among the Borrower and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;

(iii) the Borrower may pay customary director’s fees;

(iv) the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; and

(v) the Borrower and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Borrower in the ordinary course of business; and

(vi) the Borrower may enter into the Management Agreement and perform its obligations thereunder, including pay any management fees to the Manager as provided in the Management Agreement.

9.07 Collateral Maintenance.  The Borrower will not permit the Aggregate Appraised Value at any time to equal less than the Required Percentage of the Facility Amount, provided that, so long as any Default in respect of this Section 9.07 is not caused by any voluntary Collateral Disposition or a Vessel Exchange, such Default shall not constitute an Event of Default so long as within 45 days after such shortfall, the Borrower (i) makes such repayments of Loans in an amount sufficient to cure such Default, or (ii) permanently reduces the Total Commitment or (iii) delivers to the Security Trustee such additional collateral, as may be satisfactory to the Required Lenders in their sole discretion, of sufficient value to make the Aggregate Appraised Value plus such additional collateral equal to or greater than the Required Percentage of the Facility Amount, provided that the Lenders shall not unreasonably withhold or delay such determination (it being understood that any action taken in respect of items (i) through (iii) above shall only be effective to cure such default pursuant to this Section 9.07 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

9.08 Minimum Cash Balance.  The Borrower will not permit the aggregate amount of (x) all cash and Cash Equivalents held by the Borrower and its Subsidiaries which are subject to a Lien under the Security Documents and (y) all undrawn credit facilities to the extent the proceeds thereof are available to fund the working capital requirements of the Borrower and the Subsidiary Guarantors with maturities in excess of twelve months (commencing with and including the fiscal quarter ended December 31, 2010) to be less than (i) $5,000,000 during the first year after the Effective Date; and (ii) $750,000 per vessel owned by the Borrower or any of its Subsidiaries at all times thereafter.

9.09 Minimum Consolidated Net Worth.  The Borrower will not permit its Consolidated Net Worth at any time to be less than the Minimum Consolidated Net Worth.

9.10 Limitation on Modifications of Certificate of Incorporation and By-Laws; etc.  (a)  The Borrower will not, and will not permit any Subsidiary Guarantor to, amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its capital stock or membership interests (or equivalent equity interests), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than the Shareholders Rights Agreement or the Registration Rights Agreement or any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.

(b) Notwithstanding the foregoing provisions of this Section 9.10 or Section 8.04, upon not less than 30 days prior written notice to the Administrative Agent and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may (x) change its jurisdiction of organization to another jurisdiction and (y) change its form of organization to another form, in each case to the extent reasonably satisfactory to the Administrative Agent, provided that, such Subsidiary Guarantor shall promptly take all actions reasonably deemed necessary by the Security Trustee to preserve, protect and maintain, without interruption, the security interest and Lien of the Security Trustee in any Collateral owned by such Subsidiary Guarantor to the satisfaction of the Security Trustee, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders such opinions of counsel as may be reasonably requested by the Administrative Agent to assure itself that the conditions of this proviso have been satisfied.

9.11 Limitation on Certain Restrictions on Subsidiaries.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any of the Borrower’s Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of the Borrower’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary of the Borrower in the ordinary course of business, (v) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto and (vi) restrictions which are not more restrictive than those contained in this Agreement.

9.12 Limitation on Issuance of Capital Stock.  (a)  The Borrower will not permit any Subsidiary to issue any preferred stock (or equivalent equity interests).

(b) The Borrower will not permit any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law.  All capital stock of any Subsidiary Guarantor issued in accordance with clauses (i) and (ii) of this Section 9.12(b) shall be delivered to the Security Trustee pursuant to the Pledge Agreement.

9.13 Business.  (a)  The Borrower and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the Effective Date and activities directly related thereto, and similar or related businesses.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, (i) be engaged in (A) the retailing, wholesaling, trading or importing of goods or services for or with residents of the Republic of the Marshall Islands; (B) any extractive industry in the Republic of Marshall Islands; (C) any regulated professional service activity in the Republic of the Marshall Islands; (D) the export of any commodity or goods manufactured, processed, mined or made in the Republic of the Marshall Islands; or (E) the ownership of real property in the Republic of the Marshall Islands; and (ii) do business in the Republic of the Marshall Islands except that the Borrower and their Subsidiaries may (A) have its registered office in the Republic of the Marshall Islands and maintain their respective registered agent in the Republic of the Marshall Islands as required by the provisions of the Associations Law of 1990 of the Republic of the Marshall Islands, as amended; and (B) secure and maintain registry in the Republic of the Marshall Islands solely related to the operation or disposition of any vessel outside of the Republic of the Marshall Islands.

9.14 Manager.  The Borrowers and the Subsidiary Guarantors shall not (i) change the Manager of the Mortgaged Vessels or any Acceptable Replacement Vessel or (ii) without the prior written consent of the Administrative Agent (such consent not be unreasonably withheld or delayed) (1) increase the compensation awarded to the Manager or (2) substantially diminish the duties of the Manager under the Management Agreement.

9.15 Bank Accounts.  The Borrower will not, and will not permit any Subsidiary Guarantor to, maintain any deposit, savings, investment or other similar accounts other than the Operating Accounts, except that (i) the Borrower may open and maintain any such account provided that it shall have granted to the Administrative Agent a first priority security interest in such account to secure the Obligations pursuant to documentation reasonably satisfactory to the Administrative Agent and all actions necessary or advisable in the reasonable opinion of the Administrative Agent to perfect such security interest shall have been taken and (ii) the Borrower and its Subsidiaries may open and maintain one or more disbursement accounts in order to fund operating expenses relating to the Mortgaged Vessels and Acceptable Replacement Vessels, which disbursement account(s) shall hold, collectively, no more than $100,000 per Mortgaged Vessel and Acceptable Replacement Vessel.

SECTION 10. Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01 Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three (3) or more Business Days, in the payment when due of any interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or

10.02 Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(f)(i), 8.03(a)(ii), 8.13, 8.14 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any of the Lenders; or

10.04 Default Under Other Agreements.  (i) The Borrower or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Borrower or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (iii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $5,000,000 at any time; or

10.05 Bankruptcy, etc.  The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06 ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 302 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Borrower, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.07 Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Security Trustee for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Security Trustee, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Vessel Mortgage) shall occur in respect of any Vessel Mortgage; or

10.08 Guaranty.  At any time after the execution and delivery thereof, the Guaranty, or any provision thereof, shall cease to be in full force or effect as to the relevant Subsidiary Guarantor (unless such  Subsidiary Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) or any Subsidiary Guarantor (or Person acting by or on behalf of such Subsidiary Guarantor) shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Guaranty, or Subsidiary Guarantor, shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty beyond any grace period (if any) provided therefor; or

10.09 Judgments.  One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company to the satisfaction of the Administrative Agent) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $5,000,000 at any time; or

10.10 Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of the Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i), (ii) and (iii) below shall occur automatically without the giving of any such notice):  (i) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii)  enforce, as Security Trustee, all of the Liens and security interests created pursuant to the Security Documents.

SECTION 11. Definitions and Accounting Terms.

11.01 Defined Terms.  Capitalized terms used as defined terms shall have the meaning attributed to them in Appendix A hereto.

SECTION 12. Agency and Security Trustee Provisions.

12.01 Appointment.  (a)  The Lenders hereby designate Nordea Bank Finland Plc, acting through its New York branch, as Administrative Agent (for purposes of this Section 12, the term “Administrative Agent” shall include Nordea Bank Finland Plc, acting through its New York branch (and/or any of its affiliates) in its capacity as Security Trustee pursuant to the Security Documents and in its capacity as security trustee pursuant to the Vessel Mortgages) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Credit Documents to any of its banking affiliates.

(b) The Lenders hereby irrevocably appoint Nordea Bank Finland Plc, acting through its New York branch as security trustee solely for the purpose of holding legal title to the Vessel Mortgages on each of the Vessels on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea Bank Finland plc, acting through its New York branch, hereby accepts such appointment as security trustee.

12.02 Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03 Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Agents.  If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05 Reliance.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email message, facsimile, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this

Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

12.07 The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative

Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc.  The Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents (including, without limitation, the reasonable fees and disbursements of Seward & Kissel LLP and local counsel to the Administrative Agent in each Acceptable Flag Jurisdiction to the extent a Mortgaged Vessel or Acceptable Replacement Vessel is flagged therein) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added,  excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Vessel or property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Vessel or property at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding the foregoing, neither any Agent nor any Lender, nor any of their respective Affiliates, Subsidiaries, officers, directors and employees shall be responsible to any Person for any consequential, indirect, special or punitive damages which may be alleged by such Person arising out of this Agreement or the other Credit Documents.

13.02 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including email or facsimile communication) and mailed, faxed or delivered:  if to the Borrower, at the Borrower’s address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by email or facsimile, be effective when sent by email or facsimile, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

13.04 Benefit of Agreement.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence), such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (i) assign all or a portion of its Commitment and/or its outstanding Loans to its (x) parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (y) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (z) to one or more Lenders, or (ii) assign with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence) all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principal amount of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement; provided that (1) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (2)  new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Loans, as the case may be), (3) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (ii) (which consent shall not be unreasonably withheld or delayed), and (4) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 3.04, 13.01 and 13.06) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.12 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.09, 1.10, or 3.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.

13.05 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement (including Sections 2.02(b) and 3.01(iv)), the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

13.07 Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).  In addition, all computations determining compliance with Sections 9.07 through 9.09, inclusive, shall utilize accounting principles and policies in conformity with those in effect on the Effective Date (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.

(b) All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Commission are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE BORROWER FURTHER IRREVOCABLY CONSENTS

TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, THE BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF  THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the conditions set forth in Section 4 are satisfied, which date shall be no later than January 7, 2011.  The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (i) and, in the case of the following clause (vi), to the extent that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any repayment pursuant to Section 3.02(b) or (c) or reduce the rate or extend the time of payment of interest on any Loan or Note or Commitment Commission (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release any Vessel Mortgage (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive Section 1.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from a Guaranty; provided, further, that no such change, waiver, discharge or termination shall (x) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (y) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (z) without the consent of the Security Trustee, amend, modify or waive any provision relating to the rights or obligations of the Security Trustee.

(b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed  change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment, and repay such non-consenting Lender’s outstanding Loans, in accordance with Sections 2.02(b) and/or 3.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13 Survival.  All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 3.04, 13.01 and 13.06 shall, subject to Section 13.15 (to the extent applicable), survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

13.14 Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.09, 1.10, or 3.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Limitation on Additional Amounts, etc.  Notwithstanding anything to the contrary contained in Sections 1.09, 1.10 or 3.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one year after the later of (x) in the case of Taxes, the date the Lender receives notice from the relevant taxing authority of the respective increased cost, Tax, loss, expense or liability, and in all other cases the date the Lender incurs the respective increased cost, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.09, 1.10, or 3.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one year prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.09, 1.10, or 3.04, as the case may be.  This Section 13.15 shall have no applicability to any Section of this Agreement other than said Sections 1.09, 1.10, and 3.04.

13.16 Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any  information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Security Trustee and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.17, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

13.18 Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

13.19 Language.  All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Security Trustee or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

13.20 Waiver of Immunity.  The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Republic of the Marshall Islands or elsewhere, to enforce or collect upon the

Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Republic of the Marshall Islands or elsewhere.

13.21 USA PATRIOT Act Notice.  Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BALTIC TRADING LIMITED,
  as Borrower

By: /s/ John C. Wobensmith
Name: John C. Wobensmith
Title:   President, Chief Financial Officer, Principal Accounting Officer, Secretary, and Treasurer
Address:
c/o Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, NY 10171
Telephone: (646) 443-8550
Facsimile:  (646) 443-8551
E-mail:  John.Wobensmith@gencoshipping.com

NORDEA BANK FINLAND PLC, acting through its New York branch, as Administrative Agent and Security Trustee

By: /s/ Colleen Durkin
Name: Colleen Durkin
Title: First Vice President

By: /s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

Signature Page-Amended and Restated Credit Agreement

NORDEA BANK FINLAND PLC,
  acting through its New York branch, as Lender

By: /s/ Colleen Durkin
Name: Colleen Durkin
Title: First Vice President

By: /s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

SKANDINAVISKA ENSKILDA
  BANKEN AB (PUBL),
  as Lender

By: /s/ Bjarte Boe
Name: Bjarte Boe
Title:

By: /s/ Olof Kajerdt
Name: Olof Kajerdt
Title:

Signature Page-Amended and Restated Credit Agreement

APPENDIX A

DEFINITIONS

PART I

RULES OF CONSTRUCTION

The following rules of usage shall apply to the Credit Agreement, the Notes and the other Credit Documents (and each appendix, schedule, exhibit and annex thereto) unless otherwise required by the context or unless otherwise specified therein:

1.
Unless otherwise specified, definitions set forth herein, in the Credit Agreement, the Notes or any other Credit Document shall be equally applicable to the singular and plural forms of the terms defined.

2.	References to any Person in the Credit Agreement, the Note or any other Credit Document shall include such Person, its successors and permitted assigns and transferees.

3.
References to any law in the Credit Agreement, the Notes or any other Credit Document shall include any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof.

4.
Words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import used in the Credit Agreement, the Notes or any other Credit Document shall, unless the context clearly indicates to the contrary, refer to the whole of such document and not to any particular article, section, subsection, paragraph or clause thereof.

PART II

GLOSSARY OF TERMS

“Acceptable Flag Jurisdiction” shall have the meaning provided in Section 8.14.

“Acceptable Replacement Vessel” shall mean, with respect to a Mortgaged Vessel (or, if a Mortgaged Vessel was already the subject of a Vessel Exchange, an Acceptable Replacement Vessel), any other vessel with an equal or greater fair market value than the Appraised Value of such Mortgaged Vessel (or such Acceptable Replacement Vessel, if applicable); provided that such Acceptable Replacement Vessel must (i) be of the same type and the same or lesser age as the Mortgaged Vessel (or the Acceptable Replacement Vessel, if applicable) it replaces, (ii) have a class complying with the requirements of Section 8.14, (iii) be registered and flagged in an Acceptable Flag Jurisdiction and (iv) be acceptable to the Required Lenders (provided that the Required Lenders shall not unreasonably withhold or delay such determination).  Any vessel not meeting the requirements of (i)-(iv) but otherwise acceptable to the Required Lenders (provided that the Required Lenders shall not unreasonably withhold or delay such determination) shall be an Acceptable Replacement Vessel.

“Additional Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Borrower which (a) owns an Additional Vessel, (b) is required pursuant to Section 8.18 to execute a counterpart of the Guaranty and (c) executes a counterpart of the Guaranty after the Effective Date.

“Additional Vessel Deposit Loans” shall mean Loans made after the Effective Date to refund the deposit paid or to finance the deposit to be paid under a Memorandum of Agreement or shipbuilding contract relating to an Additional Vessel.

“Additional Vessels” shall mean dry bulk carriers purchased by the Borrower or any Subsidiary Guarantor after the Effective Date that are (i) between 25,000 and 180,000 dwt and (ii) no greater than 10 years in age at the time of acquisition thereof.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Borrower and any officer or director of the Borrower or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Security Trustee, nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent and the Security Trustee.

“Aggregate Appraised Value” shall mean at any time, the sum of the Appraised Value of the Mortgaged Vessels and any Acceptable Replacement Vessels owned by the Borrower and its Subsidiaries at such time.

“Agreement” shall have the meaning provided in the first paragraph of this Agreement, as modified, supplemented, amended or restated from time to time.

“Annex VI” shall mean Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Applicable Margin” shall mean 3.00% per annum.

“Appraisal” shall mean, with respect to a Vessel, a written appraisal by an Approved Appraiser of the fair market value of such Vessel on an individual charter free basis.

“Appraised Value” of any Vessel and any Acceptable Replacement Vessel at any time shall mean the arithmetic average of the fair market values of such Vessel or Acceptable Replacement Vessel on an individual charter free basis as set forth on the Appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Sections 4.17(vi), 8.01(c) and 9.02(i) or the definition of Vessel Exchange.

“Approved Appraiser” shall mean Lorentzen & Stemoco AS, H. Clarksons & Company Limited (so long as the Lenders may rely on any appraisal provided thereby), Fearnleys Ltd., R.S. Platou Shipbrokers a.s., ICAP Hyde & Company, Ltd., Simpson Spence & Young Ltd. or such other independent appraisal firm as may be acceptable to the Required Lenders.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Assignment of Charters” shall have the meaning provided in the Assignment of Earnings and substantially in the form of Exhibit B to the Assignment of Earnings.

“Assignment of Earnings” shall mean the assignment in respect of the earnings of the Mortgaged Vessels or Acceptable Replacement Vessels from any and all sources to be executed by the relevant Subsidiary Guarantor in favor of the Security Trustee pursuant to Section 4.14 and substantially in the form Exhibit H-1.

“Assignment of Insurances” shall mean the assignment in respect of the insurances of the Mortgaged Vessels or Acceptable Replacement Vessels to be executed by the relevant Subsidiary Guarantor in favor of the Security Trustee pursuant to Section 4.14 and substantially in the form Exhibit H-2.

“Authorized Officer” shall mean, with respect to (i) the delivery of Notices of Borrowing, the chairman of the board, or the treasurer of the Borrower, or any other officer of the Borrower designated in writing to the Administrative Agent by the chief executive officer, president or treasurer of the Borrower as being authorized to give notices under this Agreement, (ii) delivery of financial documents and officer’s certificates pursuant to this Agreement, the chairman of the board, the president, any vice president, the treasurer, any other financial officer or an authorized manager of any Credit Party and (iii) any other matter in connection with this

Agreement or any other Credit Document, any officer (or a Person or Persons so designated by any two officers) of any Credit Party, in each case to the extent reasonably acceptable to the Administrative Agent.

“Availability Termination Date” shall mean the date that is one month before the Maturity Date, or such other later date as the Lenders and the Borrower may agree.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus ½ of 1% per annum.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders on a given date having the same Interest Period.

“Borrowing Date” shall mean each date on which Loans are incurred by the Borrower.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) the Borrower shall at any time and for any reason fail to own, directly or indirectly, 100% of the capital stock or other equity interests of each Subsidiary Guarantor, (ii) the sale, lease or transfer of all or substantially all of the Borrower’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the liquidation or dissolution of the Borrower, (iv) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting or economic equity interests of the Borrower, (v) the replacement of a majority of the directors on the board of directors of the Borrower over a two-year period from the directors who constituted the board of directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved, (vi) a “change of control” or similar event shall occur as provided in any outstanding Indebtedness of Borrower or any of its Subsidiaries (or the documentation governing the same), (vii) the Borrower’s common stock shall cease to be traded on the New York Stock Exchange or any other internationally recognized stock exchange or (viii) the Permitted Holders, collectively, are no longer the owners, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting interests of the Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels or Acceptable Replacement Vessels, and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition other than pursuant to a charter by the Borrower or any Subsidiary Guarantor to any Person other than the Borrower or a Subsidiary Guarantor of any Mortgaged Vessel or Acceptable Replacement Vessel or (ii) any Event of Loss.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto, as same may be (x) reduced from time to time pursuant to Sections 2.02, 2.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.12 or 13.04.

“Commitment Commission” shall have the meaning provided in Section 2.01(a).

“Commitment Commission Payment Date” shall mean the last Business Day of each March, June, September and December, commencing with December 31, 2010, and through, and including, the Availability Termination Date.

“Consolidated Net Worth” shall mean the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Guaranty and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.

“Credit Party” shall mean the Borrower, each Subsidiary Guarantor, and any other Subsidiary of the Borrower which at any time executes and delivers any Credit Document.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“DOC” means a document of compliance issued to an Operator in accordance with Rule 13 of the ISM Code.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the respective Assignment of Insurances.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Borrower or any of its Subsidiaries, relating to the environment, and/or Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning provided in Section 10.

“Event of Loss” shall mean any of the following events:  (x) the actual or constructive total loss of a Mortgaged Vessel or Acceptable Replacement Vessel or the agreed or compromised total loss of a Mortgaged Vessel or Acceptable Replacement Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Mortgaged Vessel or Acceptable Replacement Vessel.  An Event of Loss shall be deemed to have occurred:  (i) in the event of an actual loss of a Mortgaged Vessel or Acceptable Replacement Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Mortgaged Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel or Acceptable Replacement Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person taking such action.  Notwithstanding the foregoing, if such Mortgaged Vessel or Acceptable Replacement Vessel shall have been returned to any Credit Party following any event referred to in clause (y) above prior to the date upon which a mandatory repayment of the Loans is required to be made under Section 3.02 hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Facility Amount” shall mean the amount of the credit facility granted by the Lenders to the Borrower pursuant to this Credit Agreement available to the Borrower from time to time pursuant to the terms hereof in principal amount at no time to exceed One Hundred Fifty Million United States Dollars (US$150,000,000).

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” shall mean the fee letter dated October 29, 2010 entered into by and between the Borrower and the Lenders in respect of the fees to be paid by the Borrower.

“Final Payment” means the amount equal to the sum of (i) all amounts necessary to repay the respective Loans in full plus (ii) all amounts necessary to repay accrued but unpaid interest and (iii) any other amounts owing by the Borrower to the Lenders pursuant to or in connection with this Agreement or any Security Document.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Mortgaged Vessel or Acceptable Replacement Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such transfer:

(i) On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage with respect to the Mortgaged Vessel or Acceptable Replacement Vessel, as the case may be, being transferred (the “Transferred Vessel”) and such Vessel Mortgage shall be effective to create in favor of the Security Trustee and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Security Trustee to perfect and preserve such security interests shall have been duly effected and the Security Trustee shall have received evidence thereof in form and substance reasonably satisfactory to the Security Trustee.

(ii) On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, opinions which shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

(iii) On each Flag Jurisdiction Transfer Date:

(A) The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Security Trustee and/or the Lenders and Permitted Liens; and

(B) The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.

(iv) On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by an Authorized Officer, member or general partner of the Credit Party consummating such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect,

(B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent may reasonably request.

(v) On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received such other agreements, documents and certificates as it shall have reasonably requested.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 13.07(a).

“Genco” shall mean Genco Shipping & Trading Limited, a corporation organized and existing under the laws of the Republic of Marshall Islands.

“Genco Investments” shall mean Genco Investments LLC.

“Guaranty” shall have the meaning provided in Section 4.12.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“IAPPC” shall mean a valid international air pollution prevention certificate for a vessel issued under Annex VI.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit (including letters of credit) issued for the account of such Person and all unpaid drawings (including unpaid drawings) in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

“Initial Subsidiary Guarantor” shall mean each direct and indirect Subsidiary of the Borrower listed on Schedule III hereto which owns an Initial Vessel and is party to the Guaranty.

“Initial Vessels” shall mean the nine (9) dry bulk carriers that are set out in Schedule III hereto.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 1.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“ISM Code” means in relation to its application to the Borrower and Subsidiary Guarantors, the Vessel and its operation:

(a) ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organization by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)             all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organization or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organization pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time.

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization (“IMO”) adopted by a diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) adopted on July 1, 2004.

“ISSC” shall mean a valid and current International Ship Security Certificate issued under the ISPS Code.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 13.04(b).

“Lender Default” shall mean (i) the refusal (which has not been retracted) or other failure (which has not been cured) of a Lender to make available its portion of any Borrowing required to be made in accordance with the terms of this Agreement as then in effect or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01.

“LIBOR” shall mean the rate for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as set by the British Bankers’ Association as published on Reuters screen BBALIBOR; provided that if on such date no such rate is available from the British Bankers’ Association for the relevant Interest Period, LIBOR for such period shall be the rate quoted by the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period (and the Administrative Agent shall inform the Borrower of such rate on such date).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the

UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 1.01.

“Management Agreement” shall mean the management agreement between the Borrower and Manager dated March 15, 2010, as amended by Amendment No. 1 thereto dated as of April 8, 2010, and as may be further amended from time to time, and pursuant to which the Manager provides strategic, commercial, technical, financial and administrative services to the Borrower.

“Manager” shall mean Genco and/or one or more of its Affiliates.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the (i) Transaction, (ii) business, property, assets, liabilities, condition (financial or otherwise), operations or prospects (x) of the Vessels or Acceptable Replacement Vessels or (y) the Borrower and the Subsidiary Guarantors taken as a whole, (iii) the rights and remedies of the Administrative Agent or the Lenders or (iv) the ability of any Credit Party to perform its obligations under the Credit Documents to which it is a party.

“Maturity Date” shall mean the sixth anniversary of the Effective Date.

“Memorandum of Agreement” shall mean any memorandum of agreement and ancillary documents (including all amendments and supplements thereto) evidencing any agreement between the Borrower or respective Subsidiary and any seller so named in the agreement for the purchase of an Additional Vessel;

“Minimum Borrowing Amount” shall mean $1,000,000 with any additional drawings in increments of $500,000.

“Minimum Consolidated Net Worth” shall mean not less than the sum of (i) $232,796,091, plus (ii) 50% of the value of any subsequent primary equity offerings of the Borrower.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgaged Vessel” shall mean any Vessel that is subject to a Vessel Mortgage pursuant to the terms of this Agreement.

“Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding any treasury stock.

“Note” shall have the meaning provided in Section 1.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Security Trustee or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Operating Account” shall mean all of the Subsidiary Guarantors’ deposit accounts maintained with Nordea Bank Finland Plc, New York Branch or any other financial institution reasonably acceptable to the Administrative Agent.

“Operator” shall mean, in respect of the Vessels or Acceptable Replacement Vessels, the Person who is concerned with the operation of the Vessels or Acceptable Replacement Vessels and falls within the definition of “Company” as set out in Rule 1.1.2 of the ISM Code.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, forward freight agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“PATRIOT Act” shall have the meaning provided in Section 13.21.

“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Vessel or

Acceptable Replacement Vessel or any other property of the Borrower or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Vessel or the property subject thereto.

“Permitted Holders” shall mean (i) Peter Georgiopoulos (including his immediate family members and trusts for his benefit and/or for the benefit of his immediate family members) and any corporation or other entity directly or indirectly controlled by Peter Georgiopoulos and (ii) Genco.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in Section 4.13.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” shall have the meaning provided in Section 13.17.

“Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of March 15, 2010 by and between the Borrower and Genco Investments.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Replaced Lender” shall have the meaning provided in Section 1.12.

“Replacement Lender” shall have the meaning provided in Section 1.12.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Lenders the sum of whose outstanding Commitments (or, after the termination thereof, the then principal amount of all outstanding Loans) at such time represent 66 2/3% or more of the Total Commitment at such time (or, after termination thereof, the then principal amount of all outstanding Loans) and shall at all times consist of a minimum of two (2) Lenders.

“Required Percentage” shall mean 140%.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, each Assignment of Charters, each Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 8.11.

“Security Trustee” shall mean the Administrative Agent acting as mortgagee or security trustee for the Secured Creditors pursuant to the Security Documents.

“Shareholder Rights Agreement” shall mean the Shareholders Rights Agreement entered into as of March 5, 2010 by and between the Borrower and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, as rights agent, without giving effect to any amendments, modifications or supplements thereto.

“SMC” means a safety management certificate issued in respect of the Collateral Rigs in accordance with Rule 13 of the ISM Code.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Initial Subsidiary Guarantor and each Additional Subsidiary Guarantor.

“Tax Benefit” shall have the meaning provided in Section 3.04(c).

“Taxes” shall have the meaning provided in Section 3.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period, provided that in the case of any first quarter ending prior to June 30, 2010, the “Test Period” shall be the period commencing on July 1, 2009 and ending on the last day of such fiscal quarter.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Transaction” shall mean, collectively, (i)  the entering into of the Credit Documents and the incurrence of Loans hereunder, and (ii) the payment of all fees and expenses in connection with the foregoing.

“Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Appendix A.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unutilized Commitment” shall mean, with respect to any Lender, at any time, an amount equal to (i) such Lender’s Commitment at such time, less (ii) the sum of the aggregate principal amount of Loans made by such Lender then outstanding.

“Vessel” shall mean each Initial Vessel and, upon acquisition thereof by the Borrower or a Subsidiary Guarantor, each Additional Vessel.

“Vessel Acquisition” shall mean the acquisition of each of the Vessels.

“Vessel Exchange” shall mean the exchange of a Mortgaged Vessel for another vessel which vessel shall constitute an Acceptable Replacement Vessel and provided that the following conditions are satisfied with respect to such exchange:

(i) On each Vessel Exchange Date, if the Subsidiary owning the Acceptable Replacement Vessel is not a Credit Party, (A) such Subsidiary shall (1) grant to the Security Trustee a first priority Lien (subject only to Permitted Liens) on all property of such Subsidiary by executing and delivering a counterpart of the Pledge Agreement, taking all actions required pursuant to Section 25 of the Pledge Agreement to become a Pledgor thereunder, and taking any other action reasonably requested by the Administrative Agent and (2) execute and deliver a counterpart of the Guaranty and (B) the Borrower shall pledge and deliver, or cause to be pledged and delivered, all of the capital stock of such Subsidiary owned by any Credit Party to the Security Trustee.

(ii) On each Vessel Exchange Date, the Administrative Agent shall have received from counsel to the Credit Parties consummating the relevant Vessel Exchange (such counsel to practice in those jurisdictions in which the Acceptable Replacement Vessel is registered and/or the Credit Party owning such Acceptable Replacement Vessel is organized and to be acceptable to the Administrative Agent) opinions reasonably satisfactory to the Administrative Agent, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

(iii) On each Vessel Exchange Date, the Credit Party which is consummating a Vessel Exchange on such date shall have duly authorized, executed and delivered an Assignment of Earnings, an Assignment of Insurances, and (if applicable) an

Assignment of Charters, together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:

(A) proper Financing Statements (Form UCC-1) authorized for filing in the appropriate filing office of each jurisdiction as may be necessary or, in the reasonable opinion of the Security Trustee, desirable to perfect the security interests purported to be created by the Assignment of Earnings, the Assignment of Insurances and the Assignment of Charters;

(B) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in clause (A) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Security Trustee shall have received, prior to contemporaneously with the Vessel Exchange Date, Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) authorized for filing); and

(C) evidence that all other actions necessary or, in the reasonable opinion of the Security Trustee, desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings, the Assignment of Insurances and (if applicable) the Assignment of Charters have been taken.

(iv) On each Vessel Exchange Date, the Credit Party which is consummating a Vessel Exchange on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Vessel Mortgage with respect to each of such Acceptable Replacement Vessel and such Vessel Mortgages shall be effective to create in favor of the Security Trustee and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Acceptable Replacement Vessels, subject only to Permitted Liens.  Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Administrative Agent to perfect and preserve such security interests shall have been duly effected and the Administrative Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Administrative Agent.

(v) On each Vessel Exchange Date, the Administrative Agent shall have received each of the following with respect to the relevant Acceptable Replacement Vessel:

(A) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Acceptable Replacement Vessel by the relevant Subsidiary Guarantor,

(B) the results of maritime registry searches with respect to such Acceptable Replacement Vessel, indicating no record liens other than Liens in favor of the Security Trustee and/or the Lenders and Permitted Liens,

(C) class certificates from a classification society listed on Schedule VIII hereto or another internationally recognized classification society acceptable to the Administrative Agent, indicating that such Acceptable Replacement Vessel meets the criteria specified in Section 7.23,

(D) Appraisals of recent date and from at least two Approved Appraisers in scope, form and substance reasonably satisfactory to the Administrative Agent, and

(E) a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of such Acceptable Replacement Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.

(vi) On or prior to each Vessel Exchange Date:

(A) the Administrative Agent shall have received a certificate, dated the Vessel Exchange Date, signed by the senior financial officer of the Borrower which certificate shall set forth the calculations required to establish whether the Borrower is in compliance with the provisions of Section 9.07 after giving effect to such Vessel Exchange,

(B) the Administrative Agent shall have received a certificate, dated the Vessel Exchange Date, signed by an Authorized Officer, member or general partner of the Credit Party commencing such Vessel Exchange, certifying that (1) all necessary governmental (domestic and foreign) and third party approvals and/or consents (including any necessary anti-trust approvals or consents) in connection with the Vessel Exchange being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the reasonable judgment of the Administrative Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of such Vessel Exchange or the transactions contemplated by this Agreement and (2) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Vessel Exchange or the other transactions contemplated by this Agreement, and

(C) the Administrative Agent shall have received such other documents, certificates and opinions as it shall have reasonably requested.

(vii) On each Vessel Exchange Date, there is no Event of Default as defined in Section 10.

“Vessel Exchange Date” shall mean each date on which a Vessel Exchange is consummated.

“Vessel Mortgage” shall mean a first preferred mortgage in substantially the form of Exhibit L, or such other form as may be reasonably satisfactory to the Administrative Agent, as such first preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Working Capital Loan” shall mean any Loan made to fund the working capital requirements of the Borrower and its Subsidiaries, such Working Capital Loans to be in a maximum aggregate principal amount of up Twenty Five Million Dollars ($25,000,000) at any time outstanding.

SCHEDULE I

THE LENDERS AND THE COMMITMENTS

Lender	Commitment
NORDEA BANK FINLAND PLC, acting through its New York branch	$100,000,000
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	$50,000,000

SCHEDULE II

THE LENDERS’ ADDRESSES

INSTITUTIONS	ADDRESSES
NORDEA BANK FINLAND PLC, acting through its New York branch	Nordea Bank Finland Plc
437 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Head of Shipping, Offshore & Oil Services
Telephone: (212) 318-9300
Facsimile: (212) 421-4420

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	Skandinaviska Enskilda Banken AB (publ) Kungsträdgårdsgatan 8 SE-106 40 Stockholm Sweden

SCHEDULE III

SUBSIDIARY GUARANTORS AND INITIAL VESSELS
Initial Vessel Name	Owner/Subsidiary Guarantor	Design	Deadweight	Flag	Official No.	Year Built	Purchase Price
Baltic Leopard	Baltic Leopard Limited	Supramax	53,447	Marshall Islands	3308	2009	$35,000,000
Baltic Jaguar	Baltic Jaguar Limited	Supramax	53,474	Marshall Islands	3192	2009	$35,000,000
Baltic Panther	Baltic Panther Limited	Supramax	53,351	Marshall Islands	3205	2009	$35,000,000
Baltic Cougar	Baltic Cougar Limited	Supramax	53,432	Marshall Islands	2376	2009	$35,000,000
Baltic Bear	Baltic Bear Limited	Capesize	177,171	Marshall Islands	3402	2010	$73,000,000
Baltic Wolf	Baltic Wolf Limited	Capesize	177,000	Marshall Islands	3461	2010	$71,200,000
Baltic Wind	Baltic Wind Limited	Handysize	34,409	Liberian	14300	2009	$33,250,000
Baltic Cove	Baltic Cove Limited	Handysize	34,403	Liberian	14610	2010	$33,250,000
Baltic Breeze	Baltic Breeze Limited	Handysize	35,000	Liberian	14796	2010	$33,250,000

SCHEDULE IV

INDEBTEDNESS

None.

SCHEDULE V

INSURANCE

		Bear	Wolf	Leopard	Panther	Cougar	Jaguar	Wind	Cove	Breeze

Hull and Machinery		65,000,000	65,000,000	32,000,000	32,000,000	32,000,000	32,000,000	28,000,000	28,000,000	28,000,000

Increased Value Insurance		15,000,000	15,000,000	8,000,000	8,000,000	8,000,000	8,000,000	7,000,000	7,000,000	7,000,000

Loss of Hire	Max Rate	40,000	40,000	28,000	28,000	28,000	28,000	20,000	20,000	20,000
Note 14 day deductible
with a max of 90 days

War Risk Insurance
Includes coverage for Hull & Machinery as above
Includes coverage for Increased Value as above
Includes coverage for Loss of Hire as above

Protection and Indemnity
As per Club Rules

Freight, Demurrage and Defense
As per Club Rules

SCHEDULE VI

ERISA

None.

SCHEDULE VII

SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent(%) Ownership	Jurisdiction of Organization
Baltic Cougar Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Leopard Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Panther Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Jaguar Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Bear Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Wolf Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Wind Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Cove Limited	Baltic Trading Limited	100%	Marshall Islands
Baltic Breeze Limited	Baltic Trading Limited	100%	Marshall Islands

SCHEDULE VIII

APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd’s Register of Shipping
Bureau Veritas
Det Norske Veritas